ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement shall amend, where conflicting, and supplement, as needed, the Employment Agreement by and between UMED Holdings, Inc., Greenway Innovative Energy, Inc., a wholly owned subsidiary ofUMED Holdings, Inc., and Raymond Wright, dated August 29, 2012. Such Addendum shall be attached to and incorporated _into the original Employment Agreement for all purposes and only add or change the Employment Agreement as specifically set forth herein.

Contracting Parties

UMED Holdings, Inc., as owner of Greenway Innovative Energy, Inc., hereinafter referred to as "the Company," have employed Raymond Wright, hereinafter referred to as "Wright," as President of Greenway Innovative Energy, Inc., as set forth in such Employment Agreement for which this Addendum attaches and is incorporated therewith.

Trade Secrets/Intellectual Property

During the term of employment, Wright will have access to and become familiar with various trade secrets and intellectual property of the Company, consisting of but not limited to, patents and information which developed such patents and which could be derived from such patents, formulas, catalysts, drawings, specifications, equipment, business models, pricing, devices, secret inventions, processes, and compilations of information, financial and business records, and specifications, owned by the Company and regularly used in the operation of the business of the Company. This and all other information generally deemed to be trade secrets or confidential shall bedefined as the "Confidential Information." Wright must not disclose the Confidential Information, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as may be reasonably necessary to carry out his obligations hereunder. The Confidential Information and all other files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether or not prepared by Wright, remain the exclusive property of the Company. Furthermore, all Confidential Information, as defined above, of Greenway Innovative Energy, lnc. which was developed prior to UMED Holdings, Inc.'s purchase of Greenway Innovative Energy, Inc., are now wholly owned by UMED Holdings, Inc., through such acquisition, in whole, of Greenway Innovative Energy, Inc., and such may not be removed from the premises of the Company unless in the normal course of business without the prior written consent of the Company.

Wright hereby assigns to the Company, or its designee, all his right, title and interest in and to any and all inventions, original works of authorship, development, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registerable under copyright or similar laws, which may be solely or jointly conceived or developed to, reduced to practice, or cause to be conceived or developed or reduced to practice, during the period of time Wright is in the employ of the Company. Wright agrees to make full disclosure to the Company of all such Inventions. Wright further acknowledges that all original works of authorship which are made by Wright (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectible by copyright are "works made for hire,'' as that tennis defined in the United States Copyright Act are the property of the Compnay. Wright understands and agrees that the decision to commercialize or market any invention developed by Wright, solely or jointly with others, is within the Company's sole discretion and for the Company's sole benefit, and that no royalty will be due to Wright as a result of the Company's efforts to commercialize or market any such Invention.

Wright understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on his own time ("Exempted Inventions"), unless (i) the invention relates (A) directly to the Company's business, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Wright for the Company. Wright will advise the Company promptly in writing of any Exempted Inventions that Wright believes meet the criteria as set forth in the preceding sentence. Wright hereby warrants that hedoes not currently claim or possess any information that would lead to Exempted Inventions.

Wright agrees to keep and maintain adequate and current written records of all Inventions made by Wright and/or Greenway Innovative Energy, Inc., solely or jointly with others, during the tenn of his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

For a period of twelve (12) months after termination of his employment with the Company for any reason, Wright will promptly disclose to the Company fully and in writing all patent applications filed by Wright or on his behalf. At the time of each such disclosure, Wright will advise the Company in writing of any inventions that Wright believes qualify as Exempted Inventions, as defined above; and Wright will, at that time, provide to the Company, in writing, all evidence necessary to substantiate that belief. Wright understands that the Company will keep in confidence and will not disclose to third parties without his consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to any such Exempted Inventions. Wright will preserve the confidentiality of any invention that does not qualify fully as an Exempted Invention.

Wright agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Wright further agrees that his obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Wright is unable because of his mental or physical incapacity or for any other reason to secure his/her signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Wright hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Wright. Wright agrees that this obligation to assist the Company shall continue beyond the termination of his employment with the Company, but that the Company will compensate Wright at a reasonable rate following the termination of his employment for time actually spent by Wright at the Company's request on such assistance.

On the termination of employment or whenever requested by the Employer, Wright must immediately deliver to the Employer all property, including but not limited to Confidential Information as defined above, in the Wright's possession or under the Wright's control belonging to the Employer.

Non-competition

Wright hereby agrees, whether while working under the terms of this Agreement, or upon termination of this Agreement for any reason, not to engage or participate, directly or indirectly, in any competitive business with the business of the Company, specifically including the natural gas to liquid fuel industry, for a period of three (3) years. Wright fully understands that the business of the Company is global, in that Wright and the Company have conducted business in many different countries, all over the world, and continue to seek business worldwide, and therefore, the Company and Wright agree that the only reasonable, geographical limitation to this clause is worldwide, but the Parties fully understand and agree that a court of competent jurisdiction can and may limit such geographical limitation to something other than worldwide. The Company and Wright agree that the clause shall survive any such court-ordered change to the geographical limitation.

Compensation and Benefits

As compensation for employment by the Company, Wright shall receive a base salary of

$180,000.00 per annum to begin upon the signing of this Addendum. Such salary will increase to

$250,000.00 per annum when the first operational, portable GTL unit is funded (funding to include a year of working capital for UMED Holdings, Inc.) Such compensation shall stay consistent through the term of this Agreement, but can be modified as the discretion of the Companys' Board of Directors, including but not limited to deferral of same, but at no time shall such compensation be lessened unless agreed by both Wright and the Company.

If Wright dies during the term of this Agreement, Wright's estate shall receive his then existing salacy for three years following his death, as well as, any and all deferred compensation then owed to him or owing the future.

Wright shall receive 3,500,000 shares of UMED Holdings, Inc. stock in consideration of an assignment of all right, title and interest in and to any and all patents, inventions, intellectual property, drawings, ideas or the like developed before and/or during the term of this Agreement concerning Gas-to-Liquid Technology, either individually and/or in conjunction with others, to be held in perpetuity by the Company. This Agreement shall constitute the full and final assignment of same for all purposes.

Wright shall be eligible for a stock allocation of a minimum of 3,750,000 shares of UMED Holdings, Inc. stock when the first operational, portable GTL unit is built and becomes operational and is capable of producing 2,000 barrels of diesel or jet fuel per day.

Wright shall be offered a position on the UMED Holdings, Inc. Board of Directors upon the signing of this Addendum.

Miscellaneous

Any and all conflicts between this Addendum and the initial Employment Agreement shall be resolved in favor of the language contained in this Addendum.

Any dispute concerning any questions of law and fact arising out of the circumstances of employment under this Agreement shall be determined by a court of competent jurisdiction, in Tarrant County, Texas, under the laws of the State of Texas.

This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No Party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

The Parties to this Agreement jointly participated in the negotiation and preparation of same, and hence, ambiguities should not be construed against and/or contributed to either Party.

Executed on this 30 day of July, 2014.

EMPLOYER	EMPLOYEE
Greenway Innovative Energy, Inc.
/s/ Ric Halden	/s/ Raymond Wright
By: Ric Halden President of UMED Holdings, Inc., owner of	Raymond Wright
Greenway Innovative Energy, Inc.
Date
4/18/2018

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